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                                                                     Exhibit 5.1

                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 Avenue of the Americas
                        New York, New York  10019-6064

                                  May 1, 1998


      Harborside Healthcare Corporation
      470 Atlantic Avenue
      Boston, MA  02210

               Re: Class A Common Stock, $.01 par value per share
                   ----------------------------------------------

      Ladies and Gentlemen:

             We have acted as special counsel to Harborside Healthcare Corporation, a Delaware corporation (the "Company"), in connection with
                                                -------
      the issuance of shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), in a proposed merger (the "Merger")
                            ------------                               ------
      between the Company and HH Acquisition Corp., a Delaware corporation. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (the
       --------------
      "Registration Statement") relating to the Common Stock.  In this
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      connection, we have examined those corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

             In our examination of the documents and in rendering the opinions set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified,
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Harborside Healthcare Corporation                                           2



      photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined.

             In rendering the opinion set forth below, we have relied on the description of the transaction as set forth in the Registration Statement and its accompanying exhibits. We have also assumed that the certificate of incorporation of the Company, upon consummation of the Merger, will be substantially in the form set forth in Annex V to the Registration Statement.

             Based on the foregoing, it is our opinion that, upon consummation of the Merger, the Common Stock will be duly authorized for issuance and, upon receipt of the Common Stock by the Company stockholders in the Merger, will be fully paid and non-assessable.

             We consent to the use of our name in the Registration Statement and in the prospectus contained in the Registration Statement as it appears in the caption "Legal Opinions" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations under the Securities Act.

             The opinion expressed above is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, rules, regulations and orders under them that are currently in effect.

                       Very truly yours,


                       /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON